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Exhibit 99.3

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We are sending you this letter in connection with the distribution to our shareholders holding our Class A common stock, $.01 per share ("Class A Common Stock"), of transferable subscription rights ("Class A Rights") to purchase our Class A Common Stock. We have described the Class A Rights and the rights offering in the enclosed Prospectus and evidenced the Class A Rights by one or more rights certificate(s) registered in your name or the name of your nominee.

        If the beneficial owner wishes to purchase shares of our Class A Common Stock through the rights offering, you should complete the appropriate Class A Rights Certificates and submit them to the subscription agent with the proper payment. If you hold shares of our Class A Common Stock for the account of more than one client, you may aggregate your exercise of Class A Rights for all your clients, provided that you identify the number of Class A Rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your client. You may exercise such Class A Rights in the aggregate by completing the form entitled "Nominee Holder Certification" which we have enclosed.

        If you hold shares of our Class A Common Stock for clients whose address is outside the United States, you must not attempt to exercise any Class A Rights on their behalf unless you or your client have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for your client to receive and exercise Class A Rights. If you can provide us with this evidence, your client will be entitled to receive and exercise Class A Rights. This evidence must be provided to us on or prior to Friday, January 30, 2004.

        We have enclosed several copies of the following documents for you to use:

  1.
  The Prospectus;

  2.
  The "Instructions for Use of UnitedGlobalCom, Inc. Class A Common Stock Rights Certificates";

  3.
  Instructions For Certification of Taxpayer Identification Number on Form W-9;

  4.
  A form letter which may be sent to your clients for whose accounts you hold Class A Common Stock registered in your name or the name of your nominee;

  5.
  A Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the Class A Rights;

  6.
  A Nominee Holder Certification form;

  7.
  A Notice of Guaranteed Delivery;

  8.
  A DTC Participant Over-Subscription Exercise Form; and

  9.
  A return envelope addressed to Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.), the subscription agent for the Class A Right offering.

We request that you act promptly. You may obtain additional copies of the enclosed materials and may request assistance or information from the information agent, Mellon Investor Services LLC, at (888) 684-7182.

Very truly yours,
UNITEDGLOBALCOM, INC.

YOU ARE NOT AN AGENT OF MELLON BANK, N.A., MELLON INVESTOR SERVICES LLC NOR OF ANY OTHER PERSON (INCLUDING UNITEDGLOBALCOM, INC.) WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF OUR CLASS A COMMON STOCK IN THE RIGHTS OFFERING, AND YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON THEIR OR OUR BEHALF, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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  Exhibit 99.3